Exhibit 99.1


          FLEETWOOD REPORTS PRELIMINARY REVENUES FOR
          THIRD QUARTER, FIRST NINE MONTHS OF FISCAL 2006


Riverside, Calif., February 2, 2006 - Fleetwood Enterprises, Inc.
(NYSE:FLE), a leading producer of recreational vehicles and manufactured housing, today announced preliminary revenues for the third quarter ended January 29, 2006, and the first nine months of fiscal 2006.

Revenues for the most recent third quarter increased 14 percent to approximately $580 million from $509 million in the same quarter last year. For the first nine months of the current fiscal year, revenues rose 1 percent to $1.83 billion from $1.81 billion in the prior year.

Recreational vehicle sales for the third quarter grew 5 percent to approximately $361 million compared with $343 million a year ago, due to a 75 percent increase in sales of travel trailers, partially offset by a 23 percent reduction in motor home sales and a 5 percent decrease in folding trailer sales. Of the current quarter's revenues, motor homes contributed $179 million, travel trailers $167 million and folding trailers $15 million.

"We are pleased by the strong increase in travel trailer sales, which included approximately $74 million of trailers sold to FEMA," Fleetwood's President and CEO Elden L. Smith said. "In addition, the relatively high levels of production at which we have been operating our travel trailer plants during this quarter will allow us to quickly fill dealer orders for the spring selling season. Accordingly, our dealers were able to place their orders later than usual, allowing us to meet FEMA's timetable and at the same time keep dealer inventories at low levels for this time of year. Our backlog for travel trailers continues to be strong compared to this time last year, even without including the additional FEMA orders that will be built during the fourth quarter. We believe the decline in motor home sales reflects not only a softer market, especially for Class A units, but also prudence on our part and the part of our dealers to avoid the kind of overproduction and resulting excess inventory that occurred in last year's third quarter."

Shipments of FEMA homes positively impacted the third quarter's sales of manufactured housing by approximately $57 million, producing a revenue increase of 14 percent to approximately $209 million from $184 million a year ago.

"While we continue to be optimistic about the long-term future of manufactured housing, the lending environment has only gradually improved," Smith said. "The industry is experiencing growth in the Southeast and Southwest markets, but industry shipments to the rest of the country continue to be lower. As people begin to rebuild their lives on the Gulf Coast, we believe we will experience an increase in orders because manufactured homes are a well-accepted permanent housing alternative to site-built homes in that area. In addition, factory-built homes can be delivered more quickly than conventional homes, and are typically more affordable.

"The FEMA orders have served as a bridge over what is normally a seasonal lull and provided time for many of our recent restructuring moves to gain further traction," Smith said. "We are using this time effectively. For instance, our product development groups have focused on preparing our '07 lineup of travel trailer products while the plants have seen improved efficiencies from the manufacture of significant numbers of identical trailers to FEMA's specifications. Meanwhile, the strength being shown by our improved '06 product lines in all categories of RVs has allowed us to perform well in a very competitive marketplace without discounting current year models.

"We are cautiously optimistic about the spring selling season," Smith continued. "While there are a number of positive indications, including elevated consumer confidence and some moderation in fuel prices, the majority of the very early spring shows have been slower than they were last year, both in traffic and in sales. We feel that our discipline in not building excess RV finished unit inventory will be helpful to our operating results, and we are confident that when sales begin to pick up we can increase production correspondingly. Despite the continued positive progress in the quarter, the softer-than-expected motor home sales now suggest that third quarter operating results will likely fall somewhat short of those from the second quarter. Results will, however, show dramatic improvement over the fiscal 2005 third quarter and, we currently believe, will reflect profitable continuing operations."

For the first nine months of fiscal year 2006, manufactured housing sales increased 8 percent to approximately $638 million from $593 million a year ago, while sales of recreational vehicles were down 8 percent to $1.18 billion from $1.28 billion in fiscal 2005.

About Fleetwood
Fleetwood Enterprises, Inc. is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company's products; the potential impact on demand for Fleetwood's products as a result of changes in consumer confidence levels; the effect of global tensions, gasoline prices and other factors on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the Company's ability to obtain financing needed in order to execute its business strategies. Actual results, events and performance may differ materially.

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